UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2006
________________________

McDONALD'S CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

____________________________

One McDonald's Plaza
Oak Brook, Illinois
(Address of Principal Executive Offices)

60523
(Zip Code)
_______________________________

(630) 623-3000
(Registrant's Telephone Number, Including Area Code)

_______________________________

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2006, the Compensation Committee of the Board of Directors of McDonald's Corporation (the “Company”) approved the McDonald's Corporation Severance Plan (the “Plan”), effective April 1, 2006. The Plan is intended to provide severance benefits to those employees on the United States payroll who are subject to United States taxation. The Plan does not apply, however, to executives covered by the Company’s Executive Retention Plan or, in the case of a change of control of McDonald’s, officers who are covered by a change-of-control agreement with the Company.

The Plan provides for payment of severance benefits to employees who are terminated as a result of a “Covered Termination,” which includes, for example, a reduction in work force and, for officers and employees below the level of senior vice president, a change of control (as defined in the Company’s 2001 Omnibus Stock Ownership Plan).

Employees who are entitled to receive benefits under the Plan (“Qualified Employee”) shall be entitled to receive the following benefits for a period of time determined by the employee’s length of Company service and job classification: (i) continued salary at the same rate as in effect immediately prior to termination; and (ii) continued medical and dental benefits at the same cost as the employee paid for such benefits prior to termination. In addition, upon a Covered Termination, a Qualified Employee may receive a lump sum payment equal to a pro-rata portion of his or her bonus under the Company’s Target Incentive Plan and may be eligible for certain other benefits. At the Company’s discretion, a Qualifying Employee also may be entitled to certain payments under the Company’s Cash Performance Unit Plan.

A copy of the Plan will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Anne-Marie Slaughter resigned from the Board of Directors of McDonald’s Corporation effective March 31, 2006. Dr. Slaughter served as a member of the Board since 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD'S CORPORATION (Registrant)

Date:	March 28, 2006	By:	/s/ Gloria Santona
Gloria Santona Corporate Executive Vice President, General Counsel and Secretary